Exhibit 4.13

Dated: 28 December 2006

(1)    GC ACQUISITIONS UK LIMITED

(as the Vendor)

(2)    GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED

(as the Purchaser)

SHARE PURCHASE AGREEMENT

relating to

the sale and purchase of the entire issue share capital

of

FIBERNET GROUP LIMITED

London

99 Bishopsgate

London EC2M 3XF

+44 (0)20 7710 1000 (Tel)

+44 (0)20 7374 4460 (Fax)

www.lw.com

THIS AGREEMENT is dated 28 December 2006 and made

BETWEEN

(1)	GC ACQUISITIONS UK LIMITED a company registered in England under number 5909904 whose registered office is at One London Bridge, London SE1 9BG (the “Vendor”); and

(2)	GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED a company registered in England under number 2495998 whose registered office is at One London Bridge, London SE1 9BG (the “Purchaser”).

WHEREAS:

(A)	The Company has entered into a share purchase agreement to effect the transfer from the Company to Global Crossing International, Ltd. of the entire issued share capital of Fibernet Holdings Limited (which has a wholly owned subsidiary, Fibernet GmbH) and Fibernet Quest Limited (the “SPA”).

(B)	The Company has two subsidiary undertakings, being the Subsidiaries as defined below. The Vendor now wishes to transfer to the Purchaser the entire issued share capital of the Company.

(C)	The Vendor is the beneficial owner of the entire issued share capital of the Company comprising 61,992,692 ordinary shares with a par value of £0.10.

(D)	The Purchaser wishes to acquire from the Vendor the entire issued share capital of the Company at its market value of £49,800,000 plus costs of £3,300,000 incurred by the Vendor in the acquisition of the Company payable in cash on Completion of the sum of £53,100,000 and on the terms of this Agreement.

(E)	The Vendor and the Purchaser have valued the entire issued share capital of the Company at £53,100,000.

NOW IT IS HEREBY AGREED as follows:

1.    Interpretation

In this Agreement, where the context admits:

the “Company” means Fibernet Group Limited a company registered in England under number 3151663;

“Completion” shall have the meaning given to it in Clause 4;

“Consideration” means the sum of £53,100,000;

the “Sale Shares” means ordinary shares of £0.10 each in the Company referred to in Recital (C);

the “Subsidiaries” means Fibernet Limited (a company registered in England under number 1992473) and Fibernet UK Limited (a company registered in England under number 2940263); and

any reference to a “party” or “parties” is to a party or the parties (as the case may be) to this Agreement and shall include any permitted assignees of a party.

2.    Sale of the Sale Shares

2.1    Terms of Sale

Subject to the terms of this Agreement, the Vendor shall, for the Consideration, sell and the Purchaser shall purchase, free from all liens, charges, equities and encumbrances and together with all rights now or hereafter attaching thereto, the Sale Shares.

2.2    No covenants for title

The Sale Shares are sold without any covenants, assurances or warranties as to title and the Purchaser shall accept the Vendor’s title thereto without requisition or objection.

3.    Condition Precedent

Completion shall be conditional on:

(A)	the completion of the SPA; and

(B)	the receipt by the Purchaser from Global Crossing (UK) Finance plc of an amount equal to the Consideration in cleared funds.

4.    Completion

4.1    Date of Completion

Completion shall take place at 1 London Bridge, London SE1 9BG after satisfaction of the conditions referred to in clause 3.

4.2    Vendor’s Obligations

On Completion, the Vendor shall deliver to the Purchaser duly executed transfers of the Sale Shares in favour of the Purchaser or its nominees, together with the relevant share certificates.

4.3    Purchaser’s Obligations

On Completion, the Purchaser shall effect payment to the Vendor in full of the Consideration by payment into the Vendor’s bank account.

5.    Further Assurance

At any time after the date hereof the Vendor shall, at the request and cost of the Purchaser, execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of vesting the Sale Shares in the Purchaser or its nominees and giving to the Purchaser the full benefit of all the provisions of this Agreement.

6.    No Warranties

Neither the Vendor nor the Purchaser gives the other any representation, warranty or undertaking in relation to the Sale Shares or the affairs of the Company.

7.    Counterparts

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

8.    Law

This Agreement shall be governed by and construed in accordance with English law. No person who is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

AS WITNESS the hands of the duly authorised representatives of the parties the day and year first before written.

SIGNED by	)
duly authorised for and	)	/s/ Jean F.H.P. Mandeville
on behalf of	)
GC ACQUISITIONS UK LIMITED	)

SIGNED by	)
duly authorised for and	)
on behalf of	)	/s/ Phil Metcalf
GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED	) )

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